Exhibit 99.1

[Logo of Navigant]

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
(303) 706-0778	(212) 835-8500 or FLYR@jcir.com

FOR IMMEDIATE RELEASE

NAVIGANT INTERNATIONAL (FLYR) REPORTS THIRD QUARTER

REVENUE OF $90.7 MILLION, EBITDA OF $15.3 MILLION AND EPS OF $0.38

Denver, CO; October 28, 2003 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, today reported operating results for its third quarter ended September 28, 2003, as summarized below.

Summary Financial Results (In millions, except per share data)
	For the Three Months Ended
	September 28, 2003	September 29, 2002	% Change
Revenues	$90.7	$92.4	(1.7%)
Gross Profit Margin	47.6%	46.2%
EBITDA *	$15.3	$16.0	(4.2%)
Operating Margin	14.0%	14.6%
Operating Income	$12.7	$13.5	(5.9%)
Diluted EPS	$0.38	$0.41	(7.3%)

	For the Nine Months Ended
	September 28, 2003	September 29, 2002	% Change
Revenues	$265.2	$283.2	(6.3%)
Gross Profit Margin	46.8%	46.2%
EBITDA *	$40.6	$47.8	(15.1%)
Operating Margin	12.3%	14.3%
Operating Income	$32.6	$40.5	(19.4%)
Diluted EPS	$0.94	$1.21	(22.3%)

*	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of the above EBITDA figures to the Company’s Operating Income is included in the financial tables accompanying this release.

Edward S. Adams, Chairman, Chief Executive Officer and President, commented, “Our expectations for a slow but steady rebound in corporate travel from the spring 2003 lows materialized in the third quarter and we see further evidence of this up trend extending into the fourth quarter to-date.

Navigant International Reports Third Quarter Results, 10/28/03	page 2

“With our continued focus on managing costs to transactions and other operational and balance sheet management initiatives, our third quarter results are squarely in line with the guidance provided when we reported our second quarter results on July 29, 2003.

“Navigant has successfully managed through each of the events of the last two years that impacted business travel and during this period we believe that we have significantly strengthened our competitive position, offerings, customer service and technology orientation. With a proven business model and significant operating leverage, we are prepared to take advantage of improvements in the economy which we believe will further strengthen corporate travel and related transaction levels.”

Robert C. Griffith, Chief Operating Officer and Chief Financial Officer, said, “With efficiencies derived through technology, cost containment and managing core operations to the environment, Navigant’s third quarter 2003 gross profit margin rose to approximately 47.6% from 46.7% in the second quarter of 2003 and 46.2% in last year’s third quarter. The slight year-over-year increase in G&A expenses and slightly lower year-over-year operating margins reflect increased costs and the loss of some operating leverage related to lower revenues.

“Navigant’s approach to corporate travel management allows today’s value conscious executives to associate the cost benefits of managing their travel spend directly to their bottom line. By remaining one step ahead of the demand for high quality, value-added services and our ability to provide innovative and functional technology solutions, Navigant is positioned as a leader in our industry in meeting these demands. In May of 2003, we began work on a new online booking system called Passportal.com. Part of NaviSphere™, Passportal.com will be Navigant’s value-oriented, low-cost travel portal; a gateway to the best in business travel.

“Passportal.com will seamlessly integrate with Navigant’s enterprise products, including AlertFLYR™, ReportFLYR™ and InvoiceFLYR™. It will be a true online booking portal that will encompass the entire travel management experience. The fares that will be available via Passportal.com include Global Distribution System (GDS) and Web fares. With the ability to search for Web fares, Passportal.com will have access to the low-cost carrier options that are not always carried in the GDS. In addition, clients’ negotiated fares will be available through Passportal.com.

“In the three months ended September 28, we utilized our $8.3 million of third quarter free cash to reduce debt by $5.0 million and make payments on acquisitions and earn-outs aggregating $3.3 million. Reflecting debt repayments through September 28, 2003, the amount outstanding on our bank credit facility and Senior Secured Notes was approximately $163.4 million, consisting of $80.0 million in Senior Secured Notes and $83.4 million in borrowings under our $125 million bank credit facility. Navigant continues to focus on debt reduction and balance sheet management as important elements of our program to contain costs and strengthen our bottom line.”

2003 Fourth Quarter Guidance

Mr. Griffith continued, “At the time we reported our second quarter results, we indicated our expectation for a modest rebound in transaction levels for the second half of the year. Our current expectation is for fourth quarter 2003 revenues of approximately $83.0 million to $85.0 million, EBITDA of approximately $9.0 million to $10.0 million and diluted EPS of approximately $0.10 to $0.12. Our visibility for the recovery of the travel industry and the current economic climate remains limited. At present, our conservative expectation is that with

Navigant International Reports Third Quarter Results, 10/28/03	page 3

continued economic recovery, 2004 transaction volumes will see a gradual increase from 2003 levels. Recent industry, press and financial community reports have highlighted stronger than expected weekly lodging RevPAR (revenue per available room) trends, improvements in convention/conference activity and signs of stronger business travel from the airline sector. With additional data and the results of client surveys which we conduct, we will be able to set more defined expectations in the future.”

Conference Call Information – 11:00 am EST, Tuesday, October 28, 2003

The conference call number is 800-219-6110; please call 10 minutes in advance to be connected prior to the presentation. A live Webcast of the call will be available on www.fulldisclosure.com (requires a Windows Media Player).

Following its completion, a replay of the call can be accessed for two weeks by dialing 303-590-3000; access code 555500#. A replay of the Webcast will be available for 30 days at www.fulldisclosure.com.

About Navigant International, Inc.

Denver-based Navigant International, Inc. is the second largest travel management business services provider in North America based on airline tickets sold serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR™ powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. With more than $4 billion in annual gross airline ticket sales, the Company currently employs more than 4,300 Associates and has operations in more than 1,300 locations in 19 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.” For more information on the Company, visit www.navigant.com.

This news release contains forward-looking statements, including statements about the Company’s high leverage of debt to equity, growth strategies and opportunities, the integration of prior or potential future acquisitions, and general industry or business trends or events. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the risk factors described in the Company’s report on Form 8-K, dated January 21, 1999, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #

(financial tables follow)

Navigant International Reports Third Quarter Results, 10/28/03	page 4

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Three Months Ended
	September 28, 2003 (Unaudited)	September 29, 2002 (Unaudited)

Revenues	$90,740	$92,352
Operating expenses	47,589	49,693

Gross profit	43,151	42,659

General and administrative expenses	27,855	26,688

Depreciation and amortization expenses	2,607	2,488

Operating income	12,689	13,483

Interest expense, net and other	3,870	4,406

Income before provision for income taxes	8,819	9,077

Provision for income taxes	3,277	3,360

Net income	$5,542	$5,717

EBITDA	$15,296	$15,971

Net income per share:
Basic net income per share	$0.39	$0.41

Diluted net income per share	$0.38	$0.41

Weighted average shares outstanding:
Basic	14,255	13,843

Diluted	14,681	14,113

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by adding Depreciation and Amortization Expenses to the Company’s Operating Income as in the table below.

	Three Months Ended
	September 28, 2003	September 29, 2002
Operating income	$12,689	$13,483
Add: Depreciation and amortization expenses	2,607	2,488

EBITDA	$15,296	$15,971

Navigant International Reports Third Quarter Results, 10/28/03	page 5

Navigant International, Inc.

Consolidated Statement of Income

(In thousands, except per share amounts)

	Nine Months Ended
	September 28, 2003 (Unaudited)	September 29, 2002 (Unaudited)
Revenues	$265,243	$283,218
Operating expenses	141,075	152,397

Gross profit	124,168	130,821

General and administrative expenses	83,593	83,053

Depreciation and amortization expenses	7,928	7,288

Operating income	32,647	40,480

Interest expense, net and other	10,968	12,993

Income before provision for income taxes	21,679	27,487

Provision for income taxes	8,084	10,267

Net income	$13,595	$17,220

EBITDA	$40,575	$47,768

Net income per share:
Basic net income per share	$0.96	$1.26

Diluted net income per share	$0.94	$1.21

Weighted average shares outstanding:
Basic	14,119	13,708

Diluted	14,419	14,222

Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the above EBITDA figures can be made by adding Depreciation and Amortization Expenses to the Company’s Operating Income as in the table below.

	Nine Months Ended
	September 28, 2003	September 29, 2002
Operating income	$32,647	$40,480
Add: Depreciation and amortization expenses	7,928	7,288

EBITDA	$40,575	$47,768